Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-80230, No. 333-32569, No. 333-57565, No. 333-99185 and No. 333-62570, each on Form S-8, No. 333-103119, Amendment No. 2 to No. 33-84658, Amendment No. 1 to No. 33-84536, Amendment No. 4 to No. 333-70295, Post-Effective Amendment No. 1 to No. 333-92959, and Amendment No.1 to No. 333-123612, each on Form S-3 of Camden Property Trust of our report dated May 12, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003), related to the consolidated financial statements of Camden Summit, Inc., formerly known as Summit Properties Inc., appearing in this Current Report on Form 8-K/A of Camden Property Trust filed on May 12, 2005.

/S/ Deloitte & Touche LLP
Charlotte, North Carolina
May 12, 2005